Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Amendment No. 1 to Registration Statement Nos. 333-134867, 333-130193 and 333-137961, in Registration Statement Nos. 333-121350, 333-115765 and 333-132337 on Form S-3; in Registration Statement No. 333-132340 of Form S-4; and in Post-Effective Amendment No. 1 to Registration Statement Nos. 333-87633 and 333-84344 of Ferrellgas Partners, L.P. on Form S-8 of our report dated November 3, 2006, relating to the consolidated financial statements of Ferrellgas, Inc. and subsidiaries appearing in this Current Report on Form 8-K of Ferrellgas Partners, L.P. for the year ended July 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
December 7, 2006